Addendum to Consulting Agreement

This addendum to Consulting Agreement is entered into on June 11, 2004 by and between Power Technology, Inc., a Nevada corporation and its subsidiaries or affiliates (the "Company"), and SeaWay Trading, Inc., a Delaware corporation (the "Consultant").

WHEREAS, the Company and the Consultant entered into a Consulting Agreement dated April 19, 1999 (hereinafter referred to as the "Agreement"); and

WHEREAS, the Company and the Consultant desire to renew the Agreement for an additional two years.

NOW THEREFORE, in view of the foregoing and in consideration of the premises and mutual representations, warranties, covenants, and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, hereto, intending to be legally bound hereby, agree as follows:

1. Section 5 b of the Agreement shall be modified to include the following clause:

   5.b.vii. In the event that the Company enters into a contract to merge with or acquire RAMCAR, ISE RESEARCH, or VEBCO INTERNATIONAL, the Company shall issue to the Consultant a bonus fee of 3,000,000 shares of the Company's common stock, plus warrants to purchase up to 5% of the issued and outstanding shares of the Company at a price of one cent per share, said warrant will be exerciseable upon 75 days prior written notice for a term of 30 months from the date of issuance.

2. All other terms and conditions of the Agreement shall remain in full force and effect as previously written in the Agreement.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first written above.

SEAWAY TRADING, INC.	POWER TECHNOLOGY, INC.
Sardi Carrano-President	Lee Balak-President